EXHIBIT 99.1

TF Financial Corporation Announces Stock Repurchase Program

NEWTOWN, Pa., July 26, 2013 (GLOBE NEWSWIRE) -- TF Financial Corporation (the "Company") (Nasdaq:THRD) today announced that its Board of Directors has approved commencing stock repurchases under previously announced stock repurchase plans which have not been fully completed. The stock repurchases will cover up to 101,957 shares, or approximately 3.2% of the Company's outstanding shares of common stock. The repurchased shares will become treasury stock and be available for the Company's stock benefit plans and for general corporate purposes. The repurchases will be made from time to time in open-market purchases or privately-negotiated transactions, subject to the availability of shares, and at prices and in amounts determined by the Company.

About TF Financial Corporation

TF Financial Corporation is a holding company whose principal subsidiary is 3rd Fed Bank, which operates 13 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey, and with the acquisition of Roebling Bank on July 2, 2013, also operates five additional full service branches in Burlington and Ocean Counties in New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, 3rd Fed Bank's website can be found at www.3rdfedbank.com.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

CONTACT: Dennis R. Stewart,
         EVP/CFO
         (215) 579-4000